EXHIBIT 10.23

FIFTH AMENDMENT

TO THE

EARLE M. JORGENSEN

EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective as of April 1, 2001)

THIS FIFTH AMENDMENT, by EARLE M. JORGENSEN HOLDING COMPANY, INC. (the “Company”), to the Earle M. Jorgensen Employee Stock Ownership Plan (As Amended and Restated Effective as of April 1, 2001) (the “Plan”) is effective as of April 1, 2004 or such other date as indicated herein.

The Plan is hereby amended as follows:

I.

Sections 12(a) to 12(e) of the Plan is amended to read as follows:

“(a) Except as otherwise provided in Sections 12(c) and 13, a Participant’s Capital Accumulation will be distributed following his termination of Service, but only at the time and in the manner described in this Section 12. If the value of a Participant’s Capital Accumulation exceeds $5,000 ($3,500 for Plan Years beginning before August 6, 1997), no portion of his Capital Accumulation may be distributed to him before he attains age 65 without his written consent; see subsection (d) if consent is not provided.

If the value of a Participant’s Capital Accumulation is $5,000 or less, his Capital Accumulation shall be automatically be distributed to him at the time set forth in subsection (b) without his written consent. Notwithstanding Section 14(a), such distribution shall be made in cash unless the Participant affirmatively elects (on forms provided by the Committee) a distribution in the form specified in Section 14(a). The amount of the cash payment for any Company Stock allocated to his Account shall be Fair Market Value of such Company Stock as of the Allocation Date immediately preceding the distribution.

For purposes of determining whether the Capital Accumulation is more or less than $5,000, the Participant’s Rollover Account shall be ignored

Subject to the procedures established by the Committee under Section 17(c)(5), a Participant’s Capital Accumulation may be distributed in accordance with a “qualified domestic relations order” (as defined in Section 414(p) of the Code) without regard to whether the Participant’s Service has terminated or he has attained his “earliest retirement age” (as defined in Section 414(p) of the Code). Unless the “qualified domestic relations order” provides otherwise, such distribution shall be made pro rata from each of the Participant’s Accounts.

(b) Subject to this Section 12, if a Participant’s Service terminates as a result of his Retirement, his Disability, his death, a plant closure or job elimination by the Employer, distribution of his Capital Accumulation shall occur in a single lump sum within 120 days after the June 30th, September 30th or December 31st coinciding with or next following his termination of Service. Subject to this Section 12, if a Participant’s Service terminates for any other reason, distribution of his Capital Accumulation shall occur in a single lump sum as soon as practicable after the Allocation Date (and the determination of Fair Market Value on that date) coinciding with or next following his termination of Service pursuant to procedures established by the Committee.

(c) Unless the Participant elects to defer the distribution of his Capital Accumulation, distribution of his Capital Accumulation shall occur not later than 60 days after the Allocation Date coinciding with or next following his 65th birthday (or his termination of Service, if later). The distribution of the Capital Accumulation of any Participant who attains age 70-1/2 in a calendar year and either (1) has terminated Service or (2) is a “5% owner” (as defined in Section 416(i)(1)(B)(i) of the Code) must occur not later than

April 1st of the next calendar year and must be made in accordance with the regulations under Section 401(a)(9) of the Code, including Section 1.401(a)(9)-2; provided, however, that distributions shall be offered to any other Participant who attains age 70-1/2 before January 1, 2000. With respect to distributions under the Plan made for calendar years beginning on and after January 1, 2002, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision in the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such date as may be specified in guidance published by the IRS. A Participant who terminates Service after completing at least five years of Credited Service shall be entitled (upon his request) to have the distribution of his Capital Accumulation occur upon his attaining age 55. If the amount of a Participant’s Capital Accumulation cannot be determined (by the Committee) by the date on which a distribution is to occur, or if the Participant cannot be located, distribution of his Capital Accumulation shall occur within 60 days after the date on which his Capital Accumulation can be determined or after the date on which the Committee locates the Participant.

(d) If the Participant’s Capital Accumulation is over $5,000 and the Participant does not consent in writing to an immediate distribution, his Capital Accumulation shall be retained in the Trust after his Service ends, and his Accounts will continue to be treated as described in Section 6. However, except as otherwise provided in Section 3(b), such Accounts shall not be credited with any additional Employer Contributions and Forfeitures. The Trustee may determine (based upon a nondiscriminatory policy) that the Capital Accumulations of former Employees will be diversified and invested in Trust Assets other than Company Stock. The Participant’s Accounts will be distributed at the earlier of the date set forth in subsection (c) above, the Participant’s death or the time the Participant consents in writing to such distribution, provided such later distributions shall be made during one of the quarterly distribution periods set forth in the first sentence of subsection (b) above.

(e) In the case of any distribution of Capital Accumulation under this Plan, if the Committee is unable to make such distribution within three years after distribution is due a Participant (or Beneficiary) under Section 12(b) because it cannot locate such Participant (or Beneficiary), the Committee shall direct that such Capital Accumulation shall be forfeited and shall be reallocated as a Forfeiture (as of the Allocation Date coinciding with or next following the expiration of the aforesaid time limit) to the Accounts of those Participants who are entitled under Section 3(b) to share in the allocation of Employer Contributions and Forfeitures under Section 6(a) for the Plan Year ending on that Allocation Date and the Trust Assets shall be relieved of the liability for such distribution. If, after such forfeiture, the Participant (or Beneficiary) later claims such Capital Accumulation, such Capital Accumulation shall be reinstated from Forfeitures of Participants occurring during the Plan Year in which such reinstatement occurs; provided, however, that if such Forfeitures are not sufficient to provide such reinstatement, an additional Employer Contribution shall be made for the Plan Year in which reinstatement occurs to cover such reinstatement. Establishment of an Account through such reinstatement shall not be deemed an “annual addition” under Section 415 of the Code or Section 7 of the Plan.”

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed by its duly authorized officer as of the 16th day of August, 2004.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

/s/ WILLIAM S. JOHNSON
William S. Johnson Vice President, Chief Financial Officer and Secretary